Exhibit 10.11

WILSON BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (“Agreement”) is entered into as of this 23 day November, 2012 (the “Effective Date”) by and between Wilson Bank & Trust (the “Employer”), and James Randall Clemons, an individual resident of Tennessee (the “Executive”), and establishes the Wilson Bank & Trust Supplemental Executive Retirement Plan f/b/o James Randall Clemons (the “Plan”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, Employer desires to provide certain supplemental nonqualified pension benefits to Executive;

WHEREAS, Employer and Executive desire to enter into this Agreement to provide a retirement benefit under this Plan and to be paid to Executive upon Separation from Service (or other permissible payment event) as provided herein;

WHEREAS, the parties hereto intend that this Agreement shall be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, this Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof;

WHEREAS, the Employer has purchased a Flexible Premium Indexed Deferred Annuity Contract issued by Great American Life Insurance Company, contract # 1195057985, and issued by Life Insurance Company of the Southwest, contract # 829490X, (in the aggregate referred to as “Annuity Contracts”); and

WHEREAS, the Employer is the sole owner of the Annuity Contracts and elects to use the Annuity Contracts to provide a retirement benefit to the Executive;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified:

1.1. “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be determined by the liability accrued by the Employer as of the Effective Date. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement, in accordance with Section 3.1, equals the present value of the retirement benefits described in Section 3.1. At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Employer’s obligation under Section 3.1. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%, or as otherwise determined by the governing Regulatory body. The initial discount rate is 6.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the Executive’s service in a systematic and rational manner.”

1.2. “Actuarial (Actuarially) Equivalent” means a benefit of equivalent value to the normal form of benefit determined by generally accepted actuarial principles.

1.3. “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5. “Board” means the Board of Directors of the Employer.

1.6. “Change in Control” shall be deemed to have taken place if there occurs a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Employer as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

1.7. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expect to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.8. “Early Retirement Date” means the date of retirement from service which is effective prior to age sixty-five (65), provided the Executive has attained age fifty-five (55) and been continuously employed by the Employer for twenty (20) years.

1.9. “ERISA” means the Employee Retirement Income Security Act of 1974.

1.10. “Rider” means the Income Rider attached to the Annuity Contract as an endorsement.

1.11. “Normal Retirement Age” means age sixty-five (65).

1.12. “Plan Administrator” means the plan administrator described in Article 8.

1.13. “Separation from Service” means the Executive’s “separation from service” from the Employer as such term is defined under section 409A of the Code and section 1.409A-1(h) of the Final Treasury Regulations or the corresponding provisions in future guidance issued by the Department of the Treasury and the Internal Revenue Service.

ARTICLE 2

DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1. Ownership of the Annuity Contracts. The Employer is the sole owner of the Annuity Contracts and shall have the right to exercise all incidents of ownership. The Employer shall be the beneficiary of the death proceeds of the Annuity Contracts. The Employer shall at all times be entitled to the Annuity Contracts cash surrender value, as that term is defined in the Annuity Contracts. The cash surrender value shall be determined as of the date of the surrender of the Annuity Contracts or death of the Executive, as the case may be.

2.2. Right to Annuity Contracts. Notwithstanding any provision hereof to the contrary, the Employer shall have the right to sell or surrender the Annuity Contracts without terminating this Agreement, provided the Employer replaces the Annuity Contracts with a comparable annuity policy(ies) or arrangement that provides a similar benefit as that provided under the Annuity Contracts. Without limitation, the Annuity Contracts at all times shall be the exclusive property of the Employer and shall be subject to the claims of the Employer’s creditors.

2.3. Rabbi Trust. Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3

RETIREMENT AND OTHER BENEFITS

3.1. Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after Normal Retirement Age for any reason other than death or Disability, the Executive will be entitled to the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement. The Normal Retirement Benefit will equal the Accrual Balance, payable in an Actuarially Equivalent single life annuity in an amount determined pursuant to the Rider, payable in equal monthly installments for the life of the Executive commencing on the first (1st) day of the month following the date of the Executive’s Separation from Service.

3.2. Early Retirement Benefit. Upon the Executive’s Separation from Service on or after the Early Retirement Date but prior to the Normal Retirement Date for any reason other than death or Disability, the Executive will be entitled to the benefit described in this Section 3.2 in lieu of any other benefit under this Agreement. The Early Retirement Benefit will equal the Accrual Balance, payable in an Actuarially Equivalent single life annuity in an amount determined pursuant to the Rider, payable in monthly installments for the life of the Executive commencing on the first (1st) day of the month following the date of the Executive’s Separation from Service.

3.3. Other Separation from Service. In the event that the Executive incurs a Separation from Service prior to the Early Retirement Date or Normal Retirement Date for any reason other than death or Disability or following a Change in Control, by his or her voluntary action or his or her discharge by the Employer without cause, the Employer shall pay to the Executive the benefit as provided in Schedule A, attached to this Agreement, payable in equal monthly installments for a period of one hundred eighty (180) months commencing on the first (1st) day of the month following the Executive’s Normal Retirement Age.

In the event the Executive shall be discharged by the Employer for cause, then all of the Executive’s rights under this Agreement shall terminate and he shall forfeit all benefits under this Agreement. For purposes of this Agreement, “for cause” shall mean gross negligence or willful misconduct, the commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty, embezzlement, willful violation of any law or any other behavior or act that results in any adverse effect on the Employer as may be determined by the Employer in its sole discretion.

3.4. Disability Benefit. Upon the Executive’s Disability while actively employed by the Employer, but prior to his or her Normal Retirement or Early Retirement, the Executive will be entitled to the benefit described in this Section 3.4 in lieu of any other benefit under this Agreement. The Disability Benefit will equal sixty (60%) percent of the Executive’s base salary and bonus at the time of the Disability less the Disability Benefit payable under the Wilson Bank and Trust Executive Salary Continuation Agreement for James Randall Clemons, as amended and frozen as of October 1, 2012 (the “Frozen SERP”). The Disability Benefit is payable in equal monthly installments commencing on the first (1st) day of the third month following the date of the Executive’s Disability and payable until the Executive reaches Normal Retirement Age. At Normal Retirement Age, the Disability Benefit will be reduced to an amount equal to the Normal Retirement Benefit as provided for in Section 3.1 as if the Executive separated from service at the Executive’s Normal Retirement Age and such reduced amount shall continue for the life of the Executive as provided in Section 3.1.

3.5. Death Benefits during Active Employment. Upon the death of the Executive while actively employed by the Employer, the Beneficiary will be entitled to a single sum payment, payable within thirty (30) days of the date of death (with the Beneficiary having no right to designate the taxable year of the payment) equal to the Accrual Balance.

3.6. Death Benefit On or After Benefit Commencement. Upon death of the Executive after the Executive is entitled to or begins receiving the Normal Retirement Benefit, Early Retirement Benefit, Other Separation from Service Benefit, Disability Benefit or Change in Control payments under Section 3.1, Section 3.2, Section 3.3 , Section 3.4 or Section 3.7 but before receiving a total of one hundred eighty (180) monthly installments of such benefit payments, the Executive’s Beneficiary will receive the monthly amount payable had the Executive lived, payable for a total of one hundred eighty (180) monthly installments less the number of monthly installments already paid.

3.7. Change in Control Benefit. Upon a Change in Control, the Executive will be one hundred percent (100%) vested in the Retirement Benefit as provided for in Section 3.1 as if the Executive separated from service at the Normal Retirement Age. Such benefits shall be payable in equal monthly installments for the life of the Executive commencing thirty (30) days following said Change in Control.

3.8. Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to section 409A of the Code, the Executive is considered a “specified employee” (defined in section 1.409A-1(i) of the Treasury Regulations) of the Employer if any stock of the Employer is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first (1st) day of the seventh month following the Executive’s Separation from Service. If payments are scheduled to be made in installments, the first (1st) six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first (1st) day of the seventh (7th) month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first (1st) day of the seventh (7th) month.

3.9. Coordination of Benefits. Notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge that the benefits to be provided hereunder are intended to, and shall be, paid at the same time and form and in the same amount as provided for under the Frozen SERP during the period during which the benefits under the Frozen SERP (as applicable) were to be provided for thereunder (as if such benefits were not frozen) as required by section 409A of the Code. Any benefits which continue to be paid under this Agreement following the time such benefits would have ceased under the Frozen SERP are in addition to and in no way are intended to replace, alter or substitute the benefits provided for under the Frozen SERP. The parties agree that this Section 3.9 shall control over any contrary provision regarding the calculation and the time and form of payment of the benefits under this Agreement and the Frozen SERP and this Agreement shall be interpreted in accordance with this Section 3.9.

ARTICLE 4

BENEFICIARIES

4.1. Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2. Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4. No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5. Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1. Limits on Payments. It is the intention of the parties that none of the payments to which the Executive is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC section 1828(k)(3) or implementing regulations of the FDIC, the payment of which is prohibited. Notwithstanding any other provision of this Agreement to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with 12 USC section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of 12 USC section 1828(k)(3) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1. Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows, and strictly in accordance with section 409A of the Code:

(a) Initiation—Written Claim. In the event that benefits under this Agreement are not paid to the Executive (or his or her Beneficiary in the case of the Executive’s death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for the denial specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his or her Beneficiary in the case of the Executive’s death), shall notify the Plan Administrator in writing within sixty (60) days and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90)-day period. In requesting a review, the Executive or his or her beneficiary may review this Agreement or any documents relating to it and submit any written issue and comments he or she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of the Agreement on which the decision is based.

(b) For purposes of implementing this claims procedure, the Plan Administrator shall be responsible for the management, control, and administration of the Agreement as established herein. The Employer may delegate to certain aspects of management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

All claim determinations under this Section 6.1 shall be made in accordance with section 409A of the Code and the Regulations thereunder.

ARTICLE 7

MISCELLANEOUS

7.1. Amendments and Termination. Strictly in compliance with section 409A of the Code, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by the Employer in its sole discretion. Any acceleration of payments or change in the form of payments under this Agreement, including upon the amendment, modification or termination of the Agreement, shall be made strictly as permitted and in accordance with section 409A of the Code, including 1.409A-3(j)(4) of the Treasury Regulations.

7.2. Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees.

7.3. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5. Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.6. Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such state.

7.7. Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Agreement shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8. Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.9. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.10. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at 51 Germantown Court, Suite 100, Cordova, Tennessee 38018.

7.11. Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.12. Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of the each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1. Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement, and in accordance with section 409A of the Code.

8.2. Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3. Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive, and in accordance with section 409A of the Code.

8.4. Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5. Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:	WILSON BANK & TRUST

/s/ Randall Clemons	By:	/s/ Elmer Richerson
	Its:	President

SCHEDULE A

WILSON BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Randall Clemons

As of	Early Termination Annual Benefit
na	na